Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 11, 2004

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q4 Earnings up 120%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Urban Outfitters and Free People brands, today announced record earnings of $18.4 million for the fourth quarter ended January 31, 2004, a 120% increase over the comparable quarter last year. Fourth quarter diluted earnings per share rose to $0.45 this year versus $0.21 in the prior year.

As previously stated, net sales for the fourth quarter increased by 50% to a record $176.1 million. Fueling this increase over the prior year was:

•	A 23% increase in the number of stores in operation

•	A 21% increase in total Company comparable store sales

•	A 110% increase in direct-to-consumer sales

•	A 29% increase in wholesale sales

Comparable store sales at Urban Outfitters and Anthropologie were up 21% and 22%, respectively, versus 5% and (3)% for the same quarter last year. New and non-comparable store sales increases for the quarter totaled $26.3 million.

“ I am pleased that all of our Brands performed exceptionally well this past year,” said Richard A. Hayne, Chairman and President. “We produced strong double-digit ‘comp’ store sales gains across all regions while significantly improving margins and leveraging SG&A expenses. In addition, we opened twenty-one new stores and produced explosive growth in our direct-to-consumer business. All of these factors contributed to record profits including a year over year operating margin increase of 398 basis points.”

“The extremely positive comparable store sales trend established during the fourth quarter has continued into the new year. As such, we are now very optimistic about our spring business and expect all three of our Brands to significantly exceed their first quarter sales plan.”

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Urban Outfitters store sales	$83,492	$59,400	$267,641	$213,990
Anthropologie store sales	69,451	46,160	211,144	158,737
Direct-to-consumer sales	19,723	9,373	51,144	31,747
Free People sales	3,457	2,640	18,432	18,280

Total net sales	$176,123	$117,573	$548,361	$422,754

For the quarter and twelve months, gross profit margins increased by 433 and 326 basis points, respectively, versus the comparable prior year periods. These gains were primarily due to higher initial merchandise margins, decreased markdowns and the leveraging of occupancy expenses.

As of January 31, 2004, total Company inventories grew by $14.4 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor in this increase. On a comparable store basis, inventories grew by 0.3% versus the prior year. The inventory aging was also more current than the prior year.

For the quarter and twelve months, selling, general and administrative expenses, expressed as a percentage of sales, decreased by 175 and 72 basis points, respectively, versus the same periods of the prior year. These improvements were primarily a result of the leveraging of store-related expenses.

During the year ended January 31, 2004, the Company opened 13 new Anthropologie stores and 8 new Urban Outfitters stores, or 21 new stores in total. The Company plans to open 24 to 27 new stores, including 1 to 2 new Free People stores, during the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 61 Urban Retail stores in the United States, Canada, and Europe; an Urban catalog and web site (www.urbn.com); 52 Anthropologie stores in the United States; an Anthropologie catalog and web site (www.anthropologie.com); and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

A conference call will be held today to discuss fourth quarter and annual results and will be web cast at 11:00 a.m. EST on:

www.corporate-ir.net/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=849553

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2004	2003	2004	2003
Net sales	$176,123	$117,573	$548,361	$422,754
Cost of sales, including certain buying, distribution and occupancy costs	103,042	73,883	334,888	271,963

Gross profit	73,081	43,690	213,473	150,791
Selling, general and administrative expenses	42,014	30,099	132,767	105,392

Income from operations	31,067	13,591	80,706	45,399
Other income (expense), net	(94)	489	598	674

Income before income taxes	30,973	14,080	81,304	46,073
Income tax expense	12,544	5,703	32,928	18,660

Net income	$18,429	$8,377	$48,376	$27,413

Net income per common share:
Basic	$0.46	$0.22	$1.23	$0.73

Diluted	$0.45	$0.21	$1.20	$0.71

Weighted average common shares outstanding:
Basic	39,692,018	38,702,852	39,267,463	37,776,456

Diluted	41,157,671	39,491,306	40,415,569	38,776,904

PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	58.5	62.8	61.1	64.3

Gross profit	41.5	37.2	38.9	35.7
Selling, general and administrative expenses	23.9	25.6	24.2	25.0

Income from operations	17.6	11.6	14.7	10.7
Other income (expense), net	—	0.4	0.1	0.2

Income before income taxes	17.6	12.0	14.8	10.9
Income tax expense	7.1	4.9	6.0	4.4

Net income	10.5%	7.1%	8.8%	6.5%

URBAN OUTFITTERS, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$67,194	$72,127
Marketable securities	11,082	7,379
Accounts receivable, net of allowance for doubtful accounts of $651 and $563, respectively	6,711	3,262
Inventories	63,247	48,825
Prepaid expenses and other current assets	13,872	8,633
Deferred taxes	4,832	4,358

Total current assets	166,938	144,584

Property and equipment, net	121,919	108,847
Marketable securities	61,212	15,640
Deferred taxes and other assets	9,526	8,925

	$359,595	$277,996

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$27,353	$19,186
Accrued compensation	7,756	5,197
Accrued expenses and other current liabilities	22,653	18,689

Total current liabilities	57,762	43,072

Deferred rent and other liabilities	11,703	10,539

Total liabilities	69,465	53,611

Commitments and contingencies

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 100,000,000 shares authorized, 39,888,271 and 38,763,272 issued and outstanding, respectively	4	4
Additional paid-in capital	83,283	67,160
Retained earnings	204,905	156,529
Accumulated other comprehensive income	1,938	692

Total shareholders’ equity	290,130	224,385

	$359,595	$277,996

URBAN OUTFITTERS, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Fiscal Year Ended January 31,
	2004	2003
Cash flows from operating activities:
Net income	$48,376	$27,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,415	18,208
Provision for deferred income taxes	(1,132)	(3,079)
Tax benefit of stock option exercises	7,581	2,248
Changes in assets and liabilities:
(Increase) decrease in receivables	(3,437)	887
Increase in inventories	(14,306)	(7,554)
Increase in prepaid expenses and other assets	(5,148)	(2,718)
Increase in payables, accrued expenses and other liabilities	15,428	6,386

Net cash provided by operating activities	69,777	41,791

Cash flows from investing activities:
Capital expenditures	(33,079)	(22,247)
Purchases of marketable securities	(87,322)	(43,585)
Sales and maturities of marketable securities	36,751	20,230

Net cash used in investing activities	(83,650)	(45,602)

Cash flows from financing activities:
Exercise of stock options	8,542	5,496
Issuance of common shares, net of issuance costs	—	41,546

Net cash provided by financing activities	8,542	47,042

Effect of exchange rate changes on cash and cash equivalents	398	645

(Decrease) increase in cash and cash equivalents	(4,933)	43,876
Cash and cash equivalents at beginning of period	72,127	28,251

Cash and cash equivalents at end of period	$67,194	$72,127